Exhibit 99.1

    Tel-Instrument Electronics Corp Announces Results for the Third Quarter

    CARLSTADT, N.J.--(BUSINESS WIRE)--Feb. 15, 2007--Tel-Instrument Electronics Corp ("TEL" or the "Company") today announced its unaudited consolidated financial results for the three and nine month periods ended December 31, 2006.



                         Three Months Ended       Nine Months Ended
                            December 31,            December 31,
                          2006        2005        2006        2005
                        ----------  ----------  ----------  ----------

Sales                  $2,269,148   3,008,995  $6,161,548   9,254,415
Net Income (Loss)
 Before Taxes             (65,258)    157,419    (654,989)    280,294
Provision (Benefit)
 For Taxes                (25,805)     70,875    (261,404)    128,486
Net Income (Loss)      $  (39,453)     86,544  $ (393,585)    151,808
Net Income (Loss) Per
 Share, Diluted            ($0.02) $     0.04      ($0.17) $     0.07
Weighted Average
 Shares Outstanding,
 Diluted                2,307,969   2,296,385   2,296,466   2,271,617


    As previously reported, the Company is in a transition phase between the conclusion of deliveries under its previous AN/APM-480 multi-year contract with the U.S. Navy and commencement of deliveries under its new multi-year contract, also with the U.S. Navy, to deliver the AN/USM-708 units. This interval in deliveries and sales, as well as the timing of government orders, increased competition, and the continued financial difficulties within the commercial airline industry contributed to the decline in business. As such, the revenues were down significantly for the three and nine-month periods ended December 31, 2006 as compared to the previous fiscal year. Currently, the backlog approximates $9.5 million, including U.S. Navy contract for ITATS (Intermediate Level TACAN Test Set) ($4.4 million). Commercial and military orders continue to be below expectations.

    Research and development expenditures will continue to remain high in order to support the two new large contract awards. The Company has been able to partially offset the research and development expenditures by implementing a Profit Improvement Plan, which resulted in substantial reductions.

    As a consequence of this temporary significant decline in revenues and high level of research and development expenditures, operating profits, working capital, stockholders' equity, and cash have declined for the first nine months of the current fiscal year. However, the Company has working capital of approximately $3.9 million, cash in excess of $1 million, and an unused credit line of $1.75 million, and believes that it has adequate liquidity, resources and backlog to fund operating plans during this interval, and until deliveries of its new units commence in calendar 2008.

    Although sales have declined in current periods for reasons discussed above, the Company has received significant government contract awards, and it is expected, if the production orders are received against these contracts, as anticipated, shipments on the AN/USM-708 CRAFT (Communications/Navigation (COMM/NAV) Radio Frequency
(RF) Avionics Flightline Tester) will begin in calendar year 2008.

    This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

    Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

    Innerspace Technology, Inc. (www.innerspacetechnology.com), a division of the Company, designs, manufactures and distributes a variety of shipboard and underwater instruments to support hydrographers, oceanographers, researchers, engineers, geophysicists, and surveyors worldwide.

    The Company's stock is traded in the American Stock Exchange under the symbol TIK.

    CONTACT: Tel-Instrument Electronics Corp
             Mr. Joseph P. Macaluso, 201-933-1600